Exhibit 7 to Form T-1

U.S. Bank National Association

Statement of Financial Condition

As of 3/31/2012

($000’s)

3/31/2012
Assets
Cash and Balances Due From Depository Institutions	$9,560,436
Securities	72,930,403
Federal Funds	33,777
Loans & Lease Financing Receivables	204,146,986
Fixed Assets	5,372,613
Intangible Assets	12,620,805
Other Assets	25,562,406

Total Assets	$330,227,426

Liabilities
Deposits	$238,678,346
Fed Funds	6,937,931
Treasury Demand Notes	0
Trading Liabilities	349,463
Other Borrowed Money	31,722,312
Acceptances	0
Subordinated Notes and Debentures	5,929,362
Other Liabilities	10,661,152

Total Liabilities	$294,278,566

Equity
Minority Interest in Subsidiaries	$1,947,357
Common and Preferred Stock	18,200
Surplus	14,133,323
Undivided Profits	18,849,980

Total Equity Capital	$35,948,860

Total Liabilities and Equity Capital	$330,227,426